Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-94451) pertaining to the Polaris 401(k) Retirement Savings Plan of Polaris Inc. of our report dated June 17, 2026, with respect to the financial statements and schedule of the Polaris 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
June 17, 2026